EXHIBIT 99.1

PremierWest Bancorp Announces Restatement

Company Release - 04/15/2009 17:00

MEDFORD, Ore., April 15, 2009 (GLOBE NEWSWIRE) -- PremierWest Bancorp (Nasdaq:PRWT) today announced it will restate its fourth quarter and full-year 2008 financial statements as a result of a re-examination of the Company's impaired loan portfolio and management's determination that additional allowance for loan losses needs to be established to provide adequate reserves for potential future losses. Management completed the re-examination in response to an examination by its banking regulators that occurred after the filing of the Company's Form 10-K.

The Company expects to report a net loss for 2008 of approximately $7.3 million, subject to management's completion of the restatement and audit by our independent registered public accounting firm, Moss Adams LLP. PremierWest Bank will amend its 2008 Report of Income and Condition, or "Call Report", with the FDIC, and will amend its Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The Company will report revised, detailed financial results as soon as such figures are available.

James M. Ford, PremierWest's President and Chief Executive Officer, stated, "It remains important to point out that, even with the pending changes announced today, PremierWest expects to remain well capitalized with strong core earnings that are not diminished by what we believe to be a conservative view of the loss potential inherent in our loan portfolio. Furthermore, we believe that the diligent efforts of our management group will yield meaningful future recoveries from those loans that have been charged off or transferred into other real estate owned at the distressed market values currently existing."

Although management has not fully completed its analysis, we have indicated to our independent registered public accounting firm that the Company had a material weakness in internal control over financial reporting as of December 31, 2008, relating to the absence of effective controls over the valuation of the Company's impaired loans. The existence of one or more material weaknesses as of December 31, 2008 precludes us from concluding that the Company's internal controls over financial reporting were effective as of year end. Accordingly, management expects that the Company will receive an adverse opinion on internal control over financial reporting from its independent registered public accounting firm in the amended Form 10-K.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation risk factors set forth from time to time in the Company's filings with the SEC. The Company makes forward-looking statements regarding the timing of filings and restated financials, expected scope of changes in financial results for the year ended December 31, 2008, and extent of future recoveries, if any, from charged-off loans or other real estate owned. We do not undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

CONTACT:   PremierWestBank
           John Anhorn,Chairman of the Board
                (541)618-6020
                John.Anhorn@PremierWestBank.com

           Jim Ford, President & Chief Executive Officer
                (541)618-6020
                Jim.Ford@PremierWestBank.com

           Rich Hieb, Sr. Executive Vice President &
                Chief Operating Officer
                (541)618-6020
                Rich.Hieb@PremierWestBank.com

           Michael Fowler, Executive Vice President &
                Chief Financial Officer
                (541)282-5291
                Michael.Fowler@PremierWestBank.com